UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

Washington, DC 20549

FORM 8-K

CURRENT REPORT

Pursuant to Section 13 or 15(d) of the

Securities and Exchange Act of 1934

Date of report (Date of earliest event reported): February 17, 2006 (February 13, 2006)

JDS UNIPHASE CORPORATION

(Exact Name of Registrant as Specified in Its Charter)

Delaware	000-22874	94-2579683
(State or Other Jurisdiction of Incorporation)	(Commission File Number)	(IRS Employer Identification Number)

1768 Automation Parkway, San Jose, CA	95131
(Address of Principal Executive Offices)	(Zip Code)

(408) 546-5000

(Registrant’s Telephone Number, Including Area Code)

Not Applicable

(Former Name or Former Address, if Changed Since Last Reporting)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions:

☐	Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

☐	Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

☐	Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

☐	Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Item 2.05. Costs Associated with Exit or Disposal Activities.

On February 13, 2006 the Company took steps to commit itself to the further consolidation of its manufacturing operations and the transfer of such operations to other Company facilities and to the facilities of its contract manufacturing partners, including Fabrinet. Specifically, the Company has entered into an agreement with Fabrinet to divest its manufacturing operations located in Ottawa, Canada. The Company expects this transaction to be completed by the end of the third quarter of the 2006 fiscal year ending April 1, 2006. The Company expects that the divestiture of the Ottawa manufacturing operations will reduce headcount by approximately 300 employees. This transaction is another phase in the Company’s plan to consolidate and transfer the Company’s optical communications manufacturing operations to lower cost manufacturing locations.

The Company estimates total restructuring and non-recurring charges associated with the divestiture of the Ottawa manufacturing operations will be approximately $17 million, all of which will require the outlay of cash. These charges will include severance costs of approximately $4 million which were included in charges disclosed in the Company’s Form 8-K filed on November 15, 2005, lease termination costs of approximately $2 million, relocation of production costs of approximately $7 million and costs and fees of approximately $4 million for services related to managing the transfer of operations described above.

Signatures

Pursuant to the requirements of the Securities Exchange Act of 1934, the Registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

JDS Uniphase Corporation

	By:	/s/ Christopher S. Dewees
Christopher S. Dewees Senior Vice President and General Counsel

February 17, 2006